Exhibit 99.2

Juniper Networks, Inc.

1133 Innovation Way

Sunnyvale, CA 94089

January 27, 2016

CFO Commentary on Fourth Quarter and Fiscal Year 2015 Preliminary Financial Results

Related Information

The following commentary is provided by management and should be referenced in conjunction with Juniper Networks’ fourth quarter and fiscal year 2015 preliminary financial results press release available on its Investor Relations website at http://investor.juniper.net. These remarks represent management’s current views of the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into its performance in advance of the earnings call webcast.

Q4 2015 Financial Results

GAAP

(in millions, except per share amounts and percentages)	Q4’15	Q3’15	Q4’14	Q/Q Change	Y/Y Change
Revenue	$1,319.6	$1,248.6	$1,101.6	6%	20%
Product	973.9	925.4	794.0	5%	23%
Service	345.7	323.2	307.6	7%	12%
Gross margin %	63.8%	63.9%	61.3%	(0.1)pts	2.5pts
Research and development	247.2	247.0	233.5	— %	6%
Sales and marketing	255.9	235.3	243.0	9%	5%
General and administrative	60.3	57.1	40.6	6%	49%
Restructuring and other (benefits) charges	(0.1)	—	9.8	N/M	N/M
Impairment of goodwill	—	—	850.0	N/M	(100)%

Total operating expenses	$563.3	$539.4	$1,376.9	4%	(59)%

Operating margin %	21.2%	20.7%	(63.7)%	0.5pts	84.9pts

Net income (loss)	$197.8	$197.7	$(769.6)	— %	N/M

Diluted EPS(*)	$0.51	$0.51	$(1.81)	— %	N/M

N/M - Not meaningful

(*) GAAP diluted EPS for the fourth quarter of 2015 includes a $0.03 benefit due to the renewal of the research and development tax credit for 2015.

Non-GAAP

(in millions, except per share amounts and percentages)	Q1’16 Guidance	Q4’15	Q3’15	Q4’14	Q/Q Change	Y/Y Change
Revenue(1)	$1,150 to $1,190	$1,319.6	$1,248.6	$1,101.6	6%	20%
Product(1)		973.9	925.4	794.0	5%	23%
Service(1)		345.7	323.2	307.6	7%	12%
Gross margin %	63.5% +/- 0.5%	64.5%	64.3%	64.1%	0.2pts	0.4pts
Research and development		215.7	215.8	199.4	— %	8%
Sales and marketing		241.4	221.3	226.3	9%	7%
General and administrative		51.6	48.3	39.2	7%	32%

Total operating expenses	$490 to $495	$508.7	$485.4	$464.9	5%	9%

Operating margin %	~21.5% (mdpt. of rev.)	26.0%	25.5%	21.9%	0.5pts	4.1pts

Net income		$247.6	$221.7	$179.3	12%	38%

Diluted EPS(2)	$0.42 - $0.46	$0.63	$0.57	$0.41	11%	54%

(1) Revenue numbers are GAAP.

(2) Non-GAAP diluted EPS for the fourth quarter of 2015 includes a $0.03 benefit due to the renewal of the research and development tax credit for 2015.

Fiscal 2015 Financial Results

GAAP

(in millions, except per share amounts and percentages)	FY’15	FY’14	Y/Y Change
Revenue	$4,857.8	$4,627.1	5%
Product	3,563.1	3,408.7	5%
Service	1,294.7	1,218.4	6%
Gross margin %	63.4%	61.8%	1.6pts
Research and development	994.5	1,006.2	(1)%
Sales and marketing	943.8	1,023.6	(8)%
General and administrative	228.9	231.1	(1)%
Restructuring and other (benefits) charges	(0.6)	167.0	N/M
Impairment of goodwill	—	850.0	(100)%

Total operating expenses	$2,166.6	$3,277.9	(34)%

Operating margin %	18.8%	(9.1)%	27.9pts

Net income (loss)	$633.7	$(334.3)	N/M

Diluted EPS	$1.59	$(0.73)	N/M

N/M - Not meaningful

Non-GAAP

(in millions, except per share amounts and percentages)	FY’15	FY’14	Y/Y Change
Revenue(1)	$4,857.8	$4,532.1	7%
Product(1)	3,563.1	3,359.8	6%
Service(1)	1,294.7	1,172.3	10%
Gross margin %(2)	64.2%	64.3%	(0.1)pts
Research and development	866.7	866.2	— %
Sales and marketing	893.1	954.9	(6)%
General and administrative	194.7	193.6	1%

Total operating expenses	1,954.5	2,014.7	(3)%

Operating margin %(2)	24.0%	20.7%	3.3 pts

Net income	$809.7	$677.6	19%

Diluted EPS	$2.03	$1.45	40%

(1) Fiscal Year 2015 revenue numbers are GAAP and FY 2014 has been normalized for the sale of Junos Pulse.

(2) Margin calculations for FY 2015 and FY 2014 are based on GAAP revenue numbers.

The following CFO Commentary contains non-GAAP financial measures and the reconciliations to GAAP can be found at the end of this document. Also, prior year revenue has been normalized for the sale of Junos Pulse.

Q4 2015 Overview

Our record fourth quarter 2015 results reflect strong year-over-year and sequential revenue and earnings growth. We saw year-over-year and sequential revenue growth in both Americas and APAC, as well as solid growth with Service Providers across all technologies. Specifically, Telecom, Cable, and Cloud Providers each grew revenue more than 20% year-over-year.

In reviewing our top 10 customers, seven were Telecoms and three were Cloud or Cable Providers. Of these customers, five were located outside of the U.S. reflecting our strategy to diversify our revenue across multiple verticals and geographies.

Our underlying demand metrics were healthy this quarter, with a product book-to-bill greater than one, and ending product backlog at $517 million, up 16% year-over-year. Sequentially, product deferred revenue was flat.

For the quarter, we delivered strong year-over-year and sequential non-GAAP operating margin and earnings per share expansion. This continues to reflect our solid execution, focus on revenue growth, and effective management of our cost structure.

In the quarter, we had cash flow from operations of $117 million. Capital expenditures for the quarter were $55 million, down $16 million sequentially. We repurchased $93 million of shares and paid $38 million in dividends. Since the first quarter of 2014, inclusive of share repurchases and dividends, we have returned approximately $3.6 billion of capital to shareholders against our commitment to return $4.1 billion by the end of 2016.

Revenue

Product & Service

As we have discussed in the past, we are excited about customer receptivity of the new product portfolio and it is interesting to note that for the quarter, we achieved solid results without a significant revenue contribution from these products.

•

Routing product revenue: $648 million, up 24% year-over-year and up 7% sequentially. The year-over-year increase was driven by growth from Telecom, Cable, and Cloud Providers in Americas and APAC, partially offset by a decline from EMEA Service Providers. Sequentially, the increase in APAC Telecom, Americas Telecom, and Cable, was offset by an expected decline from National Government in all geographies. We saw continued strong momentum with the MX family.

•

Switching product revenue: $210 million, an increase of 21% year-over-year due to continued data center growth with our QFX family of products in Enterprise, Telecom, and Cable. Quarter-over-quarter, switching product revenue increased 4% driven by Cable and Telecom, partially offset by a decline in Americas Enterprise.

•

Security product revenue: $116 million, up 20% year-over-year and down 3% sequentially. The year-over-year increase was primarily due to growth in Telecom and Cloud Providers, slightly offset by a decline in Enterprise in APAC and EMEA. The expected quarter-over-quarter decrease was largely due to timing of deployments in Enterprise and Cloud Providers.

SRX Platform and Security Software was up 36% year-over-year and down 1% quarter-over-quarter, while our ScreenOS and Other Legacy products were $6 million, down 63% year-over-year and 32% from the prior quarter.

•

Service revenue: $346 million, up 12% year-over-year and up 7% quarter-over-quarter. The year-over-year and sequential increase in service revenue was primarily driven by strong contract renewals and new service contracts.

Geography

•

Americas: $755 million, up 35% year-over-year and up 6% quarter-over-quarter. The strong performance from a year ago was across many customers and in order of magnitude was due to Telecom, Cable, Cloud Providers, and Enterprise. The quarter-over-quarter increase was due to Cable and Telecom, partially offset by a decline in Enterprise.

•

EMEA: $345 million, down 2% year-over-year and down 3% from the prior quarter. The year-over-year decline was primarily due to the timing of deployments, partially offset by an increase in Enterprise. Sequentially, the decline from Telecom was partially offset by an increase from Enterprise. It is important to note that the underlying demand in the quarter was healthy.

•

APAC: $220 million, up 16% year-over-year and 22% quarter-over-quarter. The year-over-year and sequential increase was driven by growth from Telecom, offset by a decline in Enterprise. We acknowledge there are still areas to improve but we are encouraged by the results in the region with Australia and Southeast Asia improving significantly.

Market

•	Service Provider: $934 million, up 25% year-over-year and up 16% from the prior quarter. Both the year-over-year and sequential increase was driven by growth from Americas and APAC.

•

Enterprise: $386 million, up 8% from the prior year and down 13% from the prior quarter. The year-over-year increase was driven by growth in Americas and EMEA. The sequential decline was driven by Americas and APAC, partially offset by growth in EMEA.

Gross Margins

•	Non-GAAP gross margins: 64.5%, compared to 64.1% from the prior year and 64.3% from last quarter.

•

Non-GAAP product gross margins: 65.0%, up 0.7 points from a year ago and down 0.4 points from last quarter. The year-over-year improvement was due to higher volume and cost reductions. Sequentially, the decrease was due to modestly elevated pricing pressure, offset by cost savings and higher volume. While the pricing environment is consistently competitive, we remain focused on delivering innovation and continued improvements to our cost structure.

•

Non-GAAP service gross margins: 63.2%, down 0.4 points from a year ago and up 2.0 points quarter-over-quarter. The year-over-year decrease was due to higher labor-related costs, partially offset by higher revenue. The sequential increase was primarily due to higher revenue.

Operating Expenses

•

Non-GAAP operating expenses: $509 million, an increase of $44 million, or 9% year-over-year, and an increase of $23 million, or 5%, sequentially. The year-over-year and sequential increases were largely driven by an increase in variable compensation of approximately $32 million and $15 million, respectively. As reported for the quarter, operating expenses were 38.5% of revenue, down 3.7 points year-over-year and 0.4 points quarter-over-quarter, demonstrating execution against our annualized long-term model of 39%. We are pleased with the ongoing operational discipline on expenses.

Operating Margins

•

Non-GAAP operating margins: We are pleased to report that our operating margins were 26.0%, an improvement of 4.1 points year-over-year and an increase of 0.5 points sequentially. This reflects our continued focus on top-line growth and cost management and demonstrates execution against our annualized long-term model of 25%.

Tax Rate

•	Non-GAAP tax rate: 23.3%, down from 25.1% last quarter, primarily due to the benefit of the renewal of the R&D tax credit for 2015.

Diluted Earnings Per Share

•

Non-GAAP diluted earnings per share: $0.63, which includes a $0.03 benefit from the renewal of the R&D tax credit for 2015. This represents an increase of $0.22 year-over-year primarily due to the positive impact from higher revenue, reduced operating expenses as a percent of revenue, and reduced share count. The sequential increase of $0.06 was due to the benefit of the renewal of the R&D tax credit, higher revenue and reduced operating expenses as a percent of revenue.

Balance Sheet, Cash Flow, Capital Return, and Other Financial Metrics

(in millions, except product book-to-bill, days sales outstanding (“DSO”), and headcount)	Q4’15	Q3’15	Q2’15	Q1’15	Q4’14
Cash(1)	$3,192.2	$3,247.0	$3,076.3	$3,450.6	$3,104.9
Debt	1,948.7	1,948.6	1,948.6	1,948.6	1,349.0
Net cash and investments(2)	1,243.5	1,298.4	1,127.7	1,502.0	1,755.9
Operating cash flow	117.0	293.0	263.2	219.3	284.9
Capital expenditures	55.4	71.1	39.6	44.2	51.9
Depreciation and amortization	43.4	40.8	39.9	46.0	42.5
Share repurchases	92.5	50.0	600.0	400.0	500.0
Dividends	$38.3	$38.5	$38.7	$40.8	$42.2
Diluted shares	390.9	389.2	397.2	414.2	432.4
Product book-to-bill	>1	>1	>1	>1	>1
DSO	53	42	39	43	49
Headcount	9,058	8,934	8,815	8,772	8,806

(1) Cash includes cash, cash equivalents, and investments.

(2) Net cash and investments includes, cash, cash equivalents, and investments, net of debt.

Balance Sheet

•

Cash: $3.2 billion, with 6% held onshore, down $55 million from the prior quarter. The decline in cash was largely due to share repurchases of $93 million in the quarter, capital expenditures of $55 million, and dividend payments of $38 million, offset primarily by cash from operations.

•

Debt: $1.9 billion. We continue to maintain investment grade credit ratings of BBB/Baa2 by S&P and Moody’s. We believe that our debt has well staggered maturities and aligns with our focus on an optimal capital structure. In March of 2016, we have $300 million of debt maturing that we currently intend to refinance, subject to market and other business conditions.

•

Net cash and investments: $1.2 billion. A decrease of $55 million quarter-over-quarter primarily due to share repurchases of $93 million in the quarter, capital expenditures of $55 million, and dividend payments of $38 million, offset primarily by cash from operations.

Cash Flow

•

Cash flow from operations: Cash flow from operations was $117 million, down from $293 million the prior quarter primarily due to an increase in accounts receivables, other working capital requirements, and tax disbursements.

Capital Return

•	We continue to deliver on our commitment to shareholders and execute on our capital return plan.

•	We repurchased $93 million of shares in the quarter and paid $38 million in dividends.

•	Diluted shares declined 10% year-over-year.

•

Since the first quarter of 2014, inclusive of share repurchases and dividends, we have returned approximately $3.6 billion of capital to shareholders against our commitment to return $4.1 billion by end of 2016 and reduced our total share count by 21%.

•	A quarterly dividend of $0.10 per share was paid in December, and we intend to grow our dividend over time.

Demand metrics

•	Product book-to-bill was greater than 1.

•	Total deferred revenue was $1,168 million, up $92 million year-over-year and $43 million quarter-over-quarter.

•	Product deferred revenue was $240 million, an increase of $15 million year-over-year and roughly flat from the prior quarter.

•	Product backlog was $517 million, up 16% year-over-year.

DSO

•

DSO: 53 days, compared to 42 days from the prior quarter, an increase of 11 days. The elevated DSO was primarily due to a significant increase of service billings invoiced late in the quarter. Excluding the impact of these service billings, DSO would have been 48 days.

Headcount

•	9,058, an increase of 252 employees or 3% year-over-year, the vast majority of which are in go-to-market.

Fiscal 2015 Overview

Our fiscal 2015 saw good year-over-year increases across all verticals, geographies, and technologies. As anticipated, in the second half of 2015, U.S. Tier 1 Telecoms, showed an improvement compared to the first half of 2015, as well as the second half of 2014.

In reviewing our top 10 customers, five were Telecoms, three of which were outside of the U.S., and five were Cloud or Cable Providers.

For the year, we expanded operating margins by 3.3 points and grew diluted earnings per share by 40% on a non-GAAP basis, which reflects our solid execution, focus on revenue growth, effective management of our cost structure, and significant reduction in share count. We are pleased that we are making good progress toward our annualized long-term model of 39% non-GAAP operating expense as a percentage of revenue and non-GAAP operating margin of 25%.

For the year, we had strong cash flow from operations of $893 million primarily due to higher revenue and improved operating margin. Capital expenditures for the year were $210 million as we focused on investments to drive long-term productivity and support continued innovation and development of new products. We repurchased $1,143 million of shares and paid $156 million in dividends.

Revenue

Product & Service

•

Routing product revenue: $2,359 million, up 6% year-over-year. The increase was due to growth from Cloud Providers, Cable, and Telecom in EMEA and APAC. We are pleased with the continued momentum with the MX and good performance with PTX product families.

•

Switching product revenue: $768 million, up 7% year-over-year, primarily due to data center build-outs with Telecom and Cloud Providers. This result was enabled by the significant growth with the QFX product family.

•	Security product revenue: $436 million, up 5% year-over-year, primarily due to growth in Cloud Providers and data center deployments.

SRX Platform and Security Software was up 18% year-over-year, while our Screen OS and Other Legacy products were down 51%.

•	Service revenue: $1,295 million, up 10% year-over-year. The increase in service revenue was primarily driven by new service contracts and strong contract renewals.

Geography

•	Americas: $2,793 million, up 8% year-over-year. The increase was primarily due to growth in Cloud Providers, Cable, and Enterprise, partially offset by Telecom.

•	EMEA: $1,320 million, up 7% year-over-year. The growth was due to Telecom, Cloud Providers, and Enterprise.

•

APAC: $745 million, up 4% year-over-year. The increase was primarily due to Telecom and Cloud Providers. We experienced a significant decline in China. Excluding China, the growth rate would have been 11% year-over-year. We acknowledge there are still areas to improve but we are encouraged by the results in the region.

Market

•	Service Provider: $3,290 million, up 7% year-over-year, with growth across all technologies. The increase was primarily due to growth from Cloud Providers, Telecom in EMEA and APAC, and Cable.

•	Enterprise: $1,568 million, up 8% from the prior year, due to strength in Service and Routing, and to a lesser extent, Switching. Americas saw growth across all technologies.

Gross Margins

•	Non-GAAP gross margins: 64.2%, compared to 64.3% from the prior year.

•

Non-GAAP product gross margins: 65.1%, flat from a year ago. While the pricing environment is consistently competitive, we remain focused on delivering innovation and continued improvements to our cost structure.

•	Non-GAAP service gross margins: 61.8%, flat from a year ago. The team continues to improve the cost structure while servicing the increasing needs of our customers.

Operating Expenses

•

Non-GAAP operating expenses: $1,955 million, compared to $2,015 million a year ago. We saw good improvement in the year-over-year operating expenses as a percent of revenue, which was 40.2%, compared to 43.5% in 2014. This reflects our continued focus on managing our operating expenses, including increasing the proportion of variable costs in the total expense structure, and executing against our annualized long-term model of 39%.

Operating Margins

•

Non-GAAP operating margins: 24.0%, compared to 20.7% a year ago, an improvement of 3.3 percentage points. This reflects our continued focus on top line growth and cost management and demonstrates execution against our annualized long-term model of 25%.

Tax Rate

•	Non-GAAP tax rate: 25.5%, up from 24.9% last year. As a reminder, both years include the benefit of the R&D tax credit.

Diluted Earnings Per Share

•	Non-GAAP diluted earnings per share: $2.03, an increase of $0.58 year-over-year, primarily due to the positive impact from higher revenue, reduced share count, and lower operating expenses.

Balance Sheet, Cash Flow, Capital Return, and Other Financial Metrics

(in millions, except product book-to-bill, days sales outstanding (“DSO”), and headcount)	FY’15	FY’14	Y/Y Change
Cash(1)	$3,192.2	$3,104.9	3%
Net cash and investments(2)	1,243.5	1,755.9	(29)%
Operating cash flow	892.5	763.4	17%
Capital expenditures	210.3	192.9	9%
Depreciation and amortization	170.1	178.2	(5)%
Share repurchases	1,142.5	2,250.0	(49)%
Dividends	156.3	86.0	82%

(1) Cash includes cash, cash equivalents, and investments.

(2) Net cash and investments includes, cash, cash equivalents, and investments, net of debt.

Balance Sheet

•	Cash: $3.2 billion, up from $3.1 billion the prior year primarily as a result of operating cash flow and debt issuance, offset by share repurchases and capital expenditures.

•	Net cash and investments: $1.2 billion, a decrease of $0.5 billion year-over-year primarily due to share repurchases and capital expenditures, offset by operating cash flow.

Cash Flow

•	Cash flow from operations: Strong cash flow from operations of $893 million, up from $763 million from the prior year, consistent with the growth in net income.

Capital Return

•	We repurchased $1,143 million of shares in the year and paid $156 million in dividends.

•	Weighted average diluted shares for the year were 399 million, a decrease of 14% year-over-year.

System Change

•

As we have previously disclosed, we have underway, a multi-phase project to convert certain key internal systems and processes, including our customer relationship management (CRM) and enterprise resource planning (ERP) systems. On January 18, 2016, we went live with a significant release to our ERP system, which changes the core systems in the following areas: accounting, order management, inventory management, case management, and billings. The transition to the new system has gone well, however, order processing and shipment linearity may be affected as we continue to ramp over the coming weeks.

2016 Operating Principles

We set out the following three operating principles that will guide how we manage the business in 2016, with the assumption that the global macroeconomic environment will be volatile and our customer investment patterns may be lumpy:

1.	We intend to take a prudent stance while going after revenue growth opportunities that we see within our target markets.
2.

We will remain diligent in managing our operating expenses, and intend to expand non-GAAP operating margins for fiscal year 2016. We reiterate our long-term target of operating margins of 25 percent on a sustainable, annualized basis.

3.	We intend to maintain a healthy balance sheet and continue working towards an optimized capital structure.

We will seek to fulfill our commitments through continuous improvement and we will regularly provide updates on our progress.

Q1 2016 Outlook

These metrics are provided on a non-GAAP basis, except for revenue and share count.

Although we have good visibility into the first quarter, near-term macroeconomic uncertainty and potential customer investment lumpiness call for a conservative outlook.

Our guidance for the quarter ending March 31, 2016, is as follows:

•	Revenues will be approximately $1,150 million to $1,190 million.

•	Non-GAAP gross margin will be approximately 63.5%, plus or minus 0.5%.

•	Non-GAAP operating expenses will be in the range of $490 million to $495 million.

•	Non-GAAP operating margin will be approximately 21.5% at the midpoint of revenue guidance.

•	Non-GAAP tax rate of approximately 26% for the first quarter and full year, which includes the benefit of the permanent R&D tax credit.

•	Non-GAAP net income per share will range between $0.42 and $0.46 on a diluted basis. This assumes a flat share count from the fourth quarter.

Capital Return

•

Given that we are substantially through our $4.1 billion capital return commitment, we wanted to give you color on how we look at our capital return policy beyond the 2016 time frame. Going forward, we intend to target a capital return policy of approximately 50% of annual free cash flow, inclusive of share repurchases and dividends.

Debt

•	In March of 2016, we have $300 million of debt maturing that we currently intend to refinance, subject to market and other business conditions.

Forward-Looking Statements

Statements in this CFO Commentary and related conference call concerning Juniper Networks’ business, economic and market outlook, long-term financial model, product portfolio and success of particular products and product families, revenue diversification, future financial and operating results, ability to deliver revenue and earnings growth, improvements to our cost structure and expense reductions, innovation pipeline, capital structure, capital return program, including future dividends, dividend growth and share repurchases, and plans to refinance our debt, 2016 operating principles, and overall future prospects are forward looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending and spending by communication service providers and major customers; the network capacity requirements of communication service providers; contractual terms that may result in the deferral of revenue; increases in and the effect of competition; the timing of orders and their fulfillment; manufacturing and supply chain constraints; availability of key product components; ability to establish and maintain relationships with distributors, resellers and other partners; variations in the expected mix of products sold; changes in customer mix; changes in geography mix; customer and industry analyst perceptions of Juniper Networks and its technology, products and future prospects; delays in scheduled product availability; market acceptance of Juniper Networks products and services; rapid technological and market change; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; the ability to successfully acquire, integrate and manage businesses and technologies; product defects, returns or vulnerabilities; the ability to recruit and retain key personnel; significant effects of tax legislation and judicial or administrative interpretation of tax regulations; currency fluctuations; litigation settlements and resolutions; the potential impact of activities related to the execution of capital return and product rationalization; and other factors listed in Juniper Networks’ most recent report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”). All statements contained in this CFO Commentary and related conference call are made only as of the date set forth at the beginning of this document. Juniper Networks undertakes no obligation to update the information contained in this document or the related conference call in the event facts or circumstances subsequently change after the date of this document.

Use of Non-GAAP Financial Measures

This CFO Commentary contains references to the following non-GAAP financial measures: revenue; product revenue; service revenue; gross margin; product gross margin; service gross margin; product gross margin as a percentage of product revenue; service gross margin as a percentage of service revenue; gross margin as a percentage of revenue; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating expense as a percentage of revenue; operating income; operating margin; income tax rate; net income; and diluted net income per share. For important commentary on why Juniper Networks considers non-GAAP information a useful view of the company’s financial results, please see the press release furnished with our Form 8-K filed today with the SEC. With respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition-related charges, restructuring and other (benefits) charges, impairment charges, professional services related to non-routine stockholder matters, litigation settlement and resolution charges, professional fees and other income and expenses associated with the sale of Junos Pulse, gain or loss on equity investments, retroactive impact of certain tax settlements, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in this CFO Commentary should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis due to the high variability and low visibility with respect to the charges which are excluded from these non-GAAP measures.

Juniper Networks, Inc.

Preliminary Supplemental Data

(in millions)

(unaudited)

Deferred Revenue

	As of
	December 31, 2015	December 31, 2014
Deferred product revenue:
Undelivered product commitments and other product deferrals	$210.1	$180.3
Distributor inventory and other sell-through items	81.8	103.7

Deferred gross product revenue	291.9	284.0
Deferred cost of product revenue	(51.6)	(58.4)

Deferred product revenue, net	240.3	225.6
Deferred service revenue	927.8	850.1

Total	$1,168.1	$1,075.7

Reported as:
Current	$822.9	$780.8
Long-term	345.2	294.9

Total	$1,168.1	$1,075.7

Security Products: Quarterly Revenue Trend

	Q1’14(*)	Q2’14(*)	Q3’14(*)	Q4’14(*)	Q1’15	Q2’15	Q3’15	Q4’15	Q/Q		Y/Y
SRX Platform and Security Software	$91.3	$78.0	$87.6	$81.4	$81.1	$95.4	$111.4	$110.5	$(0.9)	(1)%	$29.1	36%
Screen OS and Other Legacy	25.3	17.7	18.3	15.1	11.7	11.7	8.2	5.6	(2.6)	(32)%	(9.5)	(63)%
Junos Pulse	17.6	15.9	15.4	—	—	—	—	—	—	— %	—	— %

Total product revenue	$134.2	$111.6	$121.3	$96.5	$92.8	$107.1	$119.6	$116.1	$(3.5)	(3)%	$19.6	20%

(*) Certain prior-period amounts have been reclassified to conform to the current-period presentation.

Security Products: Quarterly Revenue Trend

	FY’15	FY’14(*)	Y/Y
SRX Platform and Security Software	$398.4	$338.3	$60.1	18%
Screen OS and Other Legacy	37.2	76.4	(39.2)	(51)%
Junos Pulse	—	48.9	(48.9)	(100)%

Total product revenue	$435.6	$463.6	$(28.0)	(6)%

(*) Certain prior-period amounts have been reclassified to conform to the current-period presentation.

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

Revenue by Product & Service Ex-Junos Pulse

Revenue, As Reported

	Q1’14	Q2’14	Q3’14	Q4’14	Q1’15	Q2’15	Q3’15	Q4’15	Q/Q		Y/Y
Routing	$549.8	$617.8	$533.2	$523.1	$504.8	$602.4	$604.4	$647.6	$43.2	7%	$124.5	24%
Switching	192.0	199.8	155.0	174.4	166.5	190.2	201.4	210.2	8.8	4%	35.8	21%
Security	134.2	111.6	121.3	96.5	92.8	107.1	119.6	116.1	(3.5)	(3)%	19.6	20%

Product	876.0	929.2	809.5	794.0	764.1	899.7	925.4	973.9	48.5	5%	179.9	23%
Service	294.1	300.3	316.4	307.6	303.3	322.5	323.2	345.7	22.5	7%	38.1	12%

Total	$1,170.1	$1,229.5	$1,125.9	$1,101.6	$1,067.4	$1,222.2	$1,248.6	$1,319.6	$71.0	6%	$218.0	20%

Revenue, Ex-Junos Pulse

	Q1’14	Q2’14	Q3’14	Q4’14	Q1’15	Q2’15	Q3’15	Q4’15	Q/Q		Y/Y
Routing	$549.8	$617.8	$533.2	$523.1	$504.8	$602.4	$604.4	$647.6	$43.2	7%	$124.5	24%
Switching	192.0	199.8	155.0	174.4	166.5	190.2	201.4	210.2	8.8	4%	35.8	21%
Security	116.6	95.7	105.9	96.5	92.8	107.1	119.6	116.1	(3.5)	(3)%	19.6	20%

Product	858.4	913.3	794.1	794.0	764.1	899.7	925.4	973.9	48.5	5%	179.9	23%
Service	278.7	284.8	301.2	307.6	303.3	322.5	323.2	345.7	22.5	7%	38.1	12%

Total	$1,137.1	$1,198.1	$1,095.3	$1,101.6	$1,067.4	$1,222.2	$1,248.6	$1,319.6	$71.0	6%	$218.0	20%

Revenue by Geography Ex-Junos Pulse

Revenue, As Reported

	Q1’14	Q2’14	Q3’14	Q4’14	Q1’15	Q2’15	Q3’15	Q4’15	Q/Q		Y/Y
Americas	$681.5	$711.0	$678.3	$559.5	$589.0	$735.8	$712.8	$754.6	$41.8	6%	$195.1	35%
EMEA	295.7	324.8	290.5	352.3	303.8	316.3	355.0	345.2	(9.8)	(3)%	(7.1)	(2)%
APAC	192.9	193.7	157.1	189.8	174.6	170.1	180.8	219.8	39.0	22%	30.0	16%

Total	$1,170.1	$1,229.5	$1,125.9	$1,101.6	$1,067.4	$1,222.2	$1,248.6	$1,319.6	$71.0	6%	$218.0	20%

Revenue, Ex-Junos Pulse

	Q1’14	Q2’14	Q3’14	Q4’14	Q1’15	Q2’15	Q3’15	Q4’15	Q/Q		Y/Y
Americas	$662.7	$693.9	$662.2	$559.5	$589.0	$735.8	$712.8	$754.6	$41.8	6%	$195.1	35%
EMEA	286.7	315.3	280.6	352.3	303.8	316.3	355.0	345.2	(9.8)	(3)%	(7.1)	(2)%
APAC	187.7	188.9	152.5	189.8	174.6	170.1	180.8	219.8	39.0	22%	30.0	16%

Total	$1,137.1	$1,198.1	$1,095.3	$1,101.6	$1,067.4	$1,222.2	$1,248.6	$1,319.6	$71.0	6%	$218.0	20%

Revenue by Market Ex-Junos Pulse

Revenue, As Reported

	Q1’14	Q2’14	Q3’14	Q4’14	Q1’15	Q2’15	Q3’15	Q4’15	Q/Q		Y/Y
SP	$782.7	$831.8	$741.5	$744.4	$717.0	$835.3	$804.3	$933.2	$128.9	16%	$188.8	25%
Enterprise	387.4	397.7	384.4	357.2	350.4	386.9	444.3	386.4	(57.9)	(13)%	29.2	8%

Total	$1,170.1	$1,229.5	$1,125.9	$1,101.6	$1,067.4	$1,222.2	$1,248.6	$1,319.6	$71.0	6%	$218.0	20%

Revenue, Ex-Junos Pulse

	Q1’14	Q2’14	Q3’14	Q4’14	Q1’15	Q2’15	Q3’15	Q4’15	Q/Q		Y/Y
SP	$777.4	$827.5	$733.8	$744.4	$717.0	$835.3	$804.3	$933.2	$128.9	16%	$188.8	25%
Enterprise	359.7	370.6	361.5	357.2	350.4	386.9	444.3	386.4	(57.9)	(13)%	29.2	8%

Total	$1,137.1	$1,198.1	$1,095.3	$1,101.6	$1,067.4	$1,222.2	$1,248.6	$1,319.6	$71.0	6%	$218.0	20%

Revenue by Product & Service Ex-Junos Pulse

Revenue, As Reported

	FY’15	FY’14	Y/Y
Routing	$2,359.2	$2,223.9	$135.3	6%
Switching	768.3	721.2	47.1	7%
Security	435.6	463.6	(28.0)	(6)%

Product	3,563.1	3,408.7	154.4	5%
Service	1,294.7	1,218.4	76.3	6%

Total	$4,857.8	$4,627.1	$230.7	5%

Revenue, Ex-Junos Pulse

	FY’15	FY’14	Y/Y
Routing	$2,359.2	$2,223.9	$135.3	6%
Switching	768.3	721.2	47.1	7%
Security	435.6	414.7	20.9	5%

Product	3,563.1	3,359.8	203.3	6%
Service	1,294.7	1,172.3	122.4	10%

Total	$4,857.8	$4,532.1	$325.7	7%

Revenue by Geography Ex-Junos Pulse

Revenue, As Reported

	FY’15	FY’14	Y/Y
Americas	$2,792.2	$2,630.3	$161.9	6%
EMEA	1,320.3	1,263.3	57.0	5%
APAC	745.3	733.5	11.8	2%

Total	$4,857.8	$4,627.1	$230.7	5%

Revenue, Ex-Junos Pulse

	FY’15	FY’14	Y/Y
Americas	$2,792.2	$2,578.3	$213.9	8%
EMEA	1,320.3	1,234.9	85.4	7%
APAC	745.3	718.9	26.4	4%

Total	$4,857.8	$4,532.1	$325.7	7%

Revenue by Market Ex-Junos Pulse

Revenue, As Reported

	FY’15	FY’14	Y/Y
SP	$3,289.8	$3,100.4	$189.4	6%
Enterprise	1,568.0	1,526.7	41.3	3%

Total	$4,857.8	$4,627.1	$230.7	5%

Revenue, Ex-Junos Pulse

	FY’15	FY’14	Y/Y
SP	$3,289.8	$3,083.1	$206.7	7%
Enterprise	1,568.0	1,449.0	119.0	8%

Total	$4,857.8	$4,532.1	$325.7	7%

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
GAAP gross margin - Product	$627.4	$602.8	$483.1	$2,293.5	$2,121.9
GAAP product gross margin % of product revenue	64.4%	65.1%	60.8%	64.4%	62.2%
Share-based compensation expense	1.1	1.3	1.1	5.6	5.0
Share-based payroll tax expense	—	—	—	0.2	0.5
Amortization of purchased intangible assets	4.4	4.7	7.2	24.6	30.9
Restructuring and other (benefits) charges	—	(3.5)	19.4	(3.5)	41.6
Memory-related, supplier component remediation charge	—	—	—	—	20.7

Non-GAAP gross margin - Product	$632.9	$605.3	$510.8	$2,320.4	$2,220.6

Non-GAAP product gross margin % of product revenue	65.0%	65.4%	64.3%	65.1%	65.1%

GAAP gross margin - Service	$215.0	$194.6	$192.0	$785.1	$736.3
GAAP service gross margin % of service revenue	62.2%	60.2%	62.4%	60.6%	60.4%
Share-based compensation expense	3.4	3.2	3.5	13.8	14.2
Share-based payroll tax expense	0.1	0.1	0.2	0.9	2.0

Non-GAAP gross margin - Service	$218.5	$197.9	$195.7	$799.8	$752.5

Non-GAAP service gross margin % of service revenue	63.2%	61.2%	63.6%	61.8%	61.8%

GAAP gross margin	$842.4	$797.4	$675.1	$3,078.6	$2,858.2
GAAP gross margin % of revenue	63.8%	63.9%	61.3%	63.4%	61.8%
Share-based compensation expense	4.5	4.5	4.6	19.4	19.2
Share-based payroll tax expense	0.1	0.1	0.2	1.1	2.5
Amortization of purchased intangible assets	4.4	4.7	7.2	24.6	30.9
Restructuring and other (benefits) charges	—	(3.5)	19.4	(3.5)	41.6
Memory-related, supplier component remediation charge	—	—	—	—	20.7

Non-GAAP gross margin	$851.4	$803.2	$706.5	$3,120.2	$2,973.1

Non-GAAP gross margin % of revenue	64.5%	64.3%	64.1%	64.2%	64.3%

GAAP research and development expense	$247.2	$247.0	$233.5	$994.5	$1,006.2
Share-based compensation expense	(31.2)	(31.0)	(33.7)	(125.4)	(134.5)
Share-based payroll tax expense	(0.3)	(0.2)	(0.4)	(2.4)	(5.5)

Non-GAAP research and development expense	$215.7	$215.8	$199.4	$866.7	$866.2

GAAP sales and marketing expense	$255.9	$235.3	$243.0	$943.8	$1,023.6
Share-based compensation expense	(13.4)	(13.0)	(15.3)	(45.6)	(60.2)
Share-based payroll tax expense	(0.4)	(0.3)	(0.4)	(2.3)	(4.3)
Amortization of purchased intangible assets	(0.7)	(0.7)	(1.0)	(2.8)	(4.2)

Non-GAAP sales and marketing expense	$241.4	$221.3	$226.3	$893.1	$954.9

GAAP general and administrative expense	$60.3	$57.1	$40.6	$228.9	$231.1
Share-based compensation expense	(6.8)	(8.0)	(1.0)	(26.9)	(26.1)
Share-based payroll tax expense	—	(0.1)	(0.1)	(0.6)	(0.8)
Amortization of purchased intangible assets	(0.2)	(0.2)	(0.3)	(1.0)	(1.2)
Acquisition/divestiture and other (charges) income	(1.7)	(0.5)	—	(2.7)	(1.7)
Professional services related to non-routine stockholder matters	—	—	—	(3.0)	(7.7)

Non-GAAP general and administrative expense	$51.6	$48.3	$39.2	$194.7	$193.6

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
GAAP operating expenses	$563.3	$539.4	$1,376.9	$2,166.6	$3,277.9
GAAP operating expenses % of revenue	42.7%	43.2%	125.0%	44.6%	70.8%
Share-based compensation expense	(51.4)	(52.0)	(50.0)	(197.9)	(220.8)
Share-based payroll tax expense	(0.7)	(0.6)	(0.9)	(5.3)	(10.6)
Amortization of purchased intangible assets	(0.9)	(0.9)	(1.3)	(3.8)	(5.4)
Restructuring and other benefits (charges)	0.1	—	(9.8)	0.6	(167.0)
Impairment of goodwill	—	—	(850.0)	—	(850.0)
Acquisition/divestiture and other (charges) income	(1.7)	(0.5)	—	(2.7)	(1.7)
Professional services related to non-routine stockholder matters	—	—	—	(3.0)	(7.7)

Non-GAAP operating expenses	$508.7	$485.4	$464.9	$1,954.5	$2,014.7

Non-GAAP operating expenses % of revenue	38.5%	38.9%	42.2%	40.2%	43.5%
GAAP operating income (loss)	$279.1	$258.0	$(701.8)	$912.0	$(419.7)
GAAP operating margin	21.2%	20.7%	(63.7)%	18.8%	(9.1)%
Share-based compensation expense	55.9	56.5	54.6	217.3	240.0
Share-based payroll tax expense	0.8	0.7	1.1	6.4	13.1
Amortization of purchased intangible assets	5.3	5.6	8.5	28.4	36.3
Restructuring and other (benefits) charges	(0.1)	(3.5)	29.2	(4.1)	208.6
Impairment of goodwill	—	—	850.0	—	850.0
Memory-related, supplier component remediation charge	—	—	—	—	20.7
Acquisition/divestiture and other charges	1.7	0.5	—	2.7	1.7
Professional services related to non-routine stockholder matters	—	—	—	3.0	7.7

Non-GAAP operating income	$342.7	$317.8	$241.6	$1,165.7	$958.4

Non-GAAP operating margin	26.0%	25.5%	21.9%	24.0%	20.7%
GAAP income (loss) tax provision	$62.8	$51.9	$75.2	$218.5	$248.0
GAAP income (loss) tax rate	24.1%	20.8%	(10.8)%	25.6%	(287.4)%
Income tax effect of non-GAAP exclusions	12.6	22.4	(27.7)	58.5	(23.4)

Non-GAAP provision for income tax	$75.4	$74.3	$47.5	$277.0	$224.6

Non-GAAP income tax rate	23.3%	25.1%	20.9%	25.5%	24.9%
GAAP net income (loss)	$197.8	$197.7	$(769.6)	$633.7	$(334.3)
Share-based compensation expense	55.9	56.5	54.6	217.3	240.0
Share-based payroll tax expense	0.8	0.7	1.1	6.4	13.1
Amortization of purchased intangible assets	5.3	5.6	8.5	28.4	36.3
Restructuring and other (benefits) charges	(0.1)	(3.5)	29.2	(4.1)	208.6
Impairment of goodwill	—	—	850.0	—	850.0
Memory-related, supplier component remediation charge	—	—	—	—	20.7
Acquisition/divestiture and other charges (income)	0.5	(1.6)	(2.0)	(5.2)	0.8
Professional services related to non-routine stockholder matters	—	—	—	3.0	7.7
Gain on equity investments	—	(7.3)	(0.6)	(11.3)	(163.0)
Gain on legal/contract settlement, net	—	(4.0)	—	—	(206.1)
Gain on sale of Junos Pulse	—	—	(19.6)	—	(19.6)
Income tax effect of non-GAAP exclusions	(12.6)	(22.4)	27.7	(58.5)	23.4

Non-GAAP net income	$247.6	$221.7	$179.3	$809.7	$677.6

GAAP diluted net income (loss) per share	$0.51	$0.51	$(1.81)	$1.59	$(0.73)

Non-GAAP diluted net income per share	$0.63	$0.57	$0.41	$2.03	$1.45

Shares used in computing GAAP diluted net income (loss) per share	390.9	389.2	426.1	399.4	457.4

Shares used in computing Non-GAAP diluted net income per share	390.9	389.2	432.4	399.4	466.4